                                                               Exhibit 2.0

                           STOCK PURCHASE AGREEMENT
                           ------------------------


      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made this 11th day of July, 1996, among JACQUES LEPAGE, the sole stockholder of NORAMPTCO, INC., a Delaware corporation ("Noramptco") (the "Stockholder"), GARDNER DENVER MACHINERY INC., a Delaware corporation ("Gardner Denver"), Noramptco and the other stockholders of Lamson Europe S.A. identified on the signature pages of this Agreement.

                                   RECITALS:

      WHEREAS, the Stockholder is the owner of all of the issued and outstanding shares of capital stock of Noramptco and of Lamcor, Ltd., a U.K. corporation ("Lamcor"), and the Stockholder, Noramptco and related entities and persons own all of the issued and outstanding capital stock of the Noramptco Subsidiaries (as hereinafter defined); and
      WHEREAS, the Stockholder and such related persons desire to sell the shares of capital stock of Noramptco, Lamcor and the Noramptco Subsidiaries owned by them, and Gardner Denver desires to purchase such shares on the terms and conditions of this Agreement, such that Gardner Denver will own, directly or indirectly, all of the issued and outstanding shares of capital stock of Noramptco, Lamcor and the Noramptco Subsidiaries.
      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
      1.  SALE AND PURCHASE OF CAPITAL STOCK.  Subject to the terms and
          ----------------------------------
conditions herein contained, the Stockholder and the other persons identified below agree to sell and Gardner Denver agrees to purchase the issued and outstanding shares of capital stock of Noramptco, Lamcor and the Noramptco Subsidiaries set forth opposite the name of each respective selling stockholder, as follows:

                                                              Number of Shares
Entity                          Selling Stockholder            of Common Stock
- ------                          -------------------           ----------------
Noramptco                       Jacques Lepage                       900

Lamson Corporation              Jacques Lepage                     7,500

Lamson Europe S.A.              Jacques Lepage                        60
                                Suzanne Lepage                         7
                                Anne Lepage                            1
                                Arthur Lepage                          1

Lamcor                          Jacques Lepage                     1,000

      2.  PURCHASE PRICE.
          --------------
      (a)  Aggregate Purchase Price.  The aggregate purchase price for the
           ------------------------
capital stock of Noramptco, Lamcor and the Noramptco Subsidiaries sold and purchased pursuant to Section 1 above shall be Twenty-Eight Million Five Hundred Forty Thousand Dollars ($28,540,000) less the aggregate amount of fees and expenses paid and payable by Noramptco to Tucker Anthony Incorporated relating to the transactions contemplated by this Agreement, allocated as follows: (i) for the 900 shares of Noramptco, $26,038,431 less the aggregate amount of fees and expenses paid and payable by Noramptco to Tucker Anthony Incorporated relating to the transactions contemplated by this Agreement, which amount shall be subject to any purchase price adjustment determined as set forth in Section 2(b) below and to the escrow arrangement as described in Section 3 below; (ii) $2,500,000 for the 7,500 shares of Lamson Corporation ("Lamson"); (iii) $69 for the 69 shares of Lamson Europe S.A., such amount to be further allocated pro rata on a per share basis among the stockholders of Lamson Europe S.A. identified in Section 1 above; and (iv) $1,500 for the 1,000 shares of Lamcor.

      (b)  Purchase Price Adjustment.
           -------------------------

            (i) On or as promptly as practicable following the Closing Date, but in no event later than 45 days thereafter, the Stockholder shall cause to be prepared and delivered to Gardner Denver an unaudited consolidated balance sheet of Noramptco and the Noramptco Subsidiaries as of the later of August
4, 1996 or the last day of the fiscal month preceding the month of the Closing Date (the "Closing Balance Sheet"), together with a certificate setting forth the consolidated net worth of Noramptco and the Noramptco Subsidiaries as reflected on the Closing Balance Sheet (the "Closing Net Worth") and the computation and components thereof in reasonable detail (the "Statement of Closing Net Worth"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles and in a manner consistent with the preparation of the consolidated balance sheet as of January 31, 1996, except that the Closing Balance Sheet (i) shall reflect accruals for all good faith estimated unpaid expenses of Noramptco relating to the transactions contemplated by this Agreement, including fees for legal, accounting and other professional services (other than the fees and expenses of Tucker Anthony Incorporated payable by Noramptco relating to the transactions contemplated by this Agreement) rendered prior to the Closing
Date and good faith estimates of fees for such services to be rendered after the Closing Date, (ii) shall not take into account indebtedness owed to Key Bank in the principal amount of $1,960,000 or the corresponding reduction in retained earnings in the amount of $1,960,000, both arising in connection with the repurchase of shares of Noramptco common stock by Noramptco, (iii) shall be prepared before taking into account the minority interest in Lamson owned by the Stockholder and (iv) shall not take into account any fees and expenses of Tucker Anthony Incorporated payable by Noramptco relating to the transactions contemplated by this Agreement. Gardner Denver shall afford the Stockholder and his representatives, during normal business hours, upon reasonable notice, without undue interruption, and without charge, full access to the books and records of Noramptco and the Noramptco Subsidiaries and to the employees of Gardner Denver (including the former employees of Noramptco and its subsidiaries, it being agreed by Gardner Denver that the Stockholder shall be afforded the services of John Clarke and of the accounting staff of Lamson for purposes of assisting the Stockholder in the preparation of the Closing Balance Sheet and the Statement of Closing Net Worth) in connection with the preparation of the Closing Balance Sheet and the Statement of Closing Net Worth and all related activities under this Section 2(b). As part of the preparation of the Closing Balance Sheet, the Stockholder shall cause a physical count to be taken of the inventory of Lamson and U.S. Turbine Corporation, which if reasonably proximate in time to the Closing Date, may be taken after execution of this Agreement but prior to the Closing Date. Representatives of Gardner Denver shall be permitted to observe such physical inventory count.
            (ii) Unless the Closing Net Worth shown on the Statement of Closing Net Worth is disputed by Gardner Denver pursuant to subsection (iii) below, on the forty-fifth day after delivery of the Closing Balance Sheet and the Statement of Closing Net Worth to Gardner Denver (or such earlier date as Gardner Denver may notify the Stockholder in writing), (x) in the event the Closing Net Worth exceeds $10,383,940, which was the actual net worth as of January 31, 1996 of Noramptco and the Noramptco Subsidiaries calculated before taking into account the minority interest in Lamson owned by the Stockholder (the "Base Net Worth"), by more than $200,000, then Gardner
Denver shall pay to the Stockholder, by bank wire transfer of immediately available funds, an amount equal to such excess as an adjustment to the


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

consideration received by the Stockholder upon the sale of the capital stock of Noramptco owned by him, and (y) in the event the Base Net Worth exceeds the Closing Net Worth by more than $200,000, then the Stockholder shall pay to Gardner Denver by bank wire transfer of immediately available funds an amount equal to such excess as an adjustment to the consideration received by the Stockholder upon the sale of the capital stock of Noramptco owned by him. In the event the Closing Net Worth exceeds the Base Net Worth by $200,000 or less or the Base Net Worth exceeds the Closing Net Worth by $200,000 or less, then no adjustment shall be made to the purchase price pursuant to this
Section 2(b). It is understood and agreed that if Gardner Denver does not dispute the Closing Net Worth shown on the Statement of Closing Net Worth pursuant to subsection (iii) below, then the Closing Net Worth shown on the Statement of Closing Net Worth shall be deemed accepted in all respects by Gardner Denver and shall be final and binding upon the parties hereto.
            (iii) If Gardner Denver desires to dispute the Closing Net Worth shown on the Statement of Closing Net Worth, Gardner Denver shall give written notice (the "Dispute Notice") to the Stockholder not more than 45 days after receipt of the Closing Balance Sheet and the Statement of Closing Net Worth, which Dispute Notice shall specify in reasonable detail the reasons for such disagreement and the amount in dispute. If the Stockholder and Gardner Denver are unable to resolve such disputed matters within 30 days after receipt by the Stockholder of the Dispute Notice, such disputed matters shall be submitted for resolution to the Cleveland, Ohio office of such nationally recognized independent accounting firm as is chosen by mutual agreement of the Stockholder and Gardner Denver acting in good faith (the "Independent Auditor"). Each party may submit to the Independent Auditor a written statement in support of its position with respect to the disputed matters raised in the Dispute Notice and not resolved, which are the only matters to be considered by the Independent Auditor. The Independent Auditor's resolution of any such dispute shall be reflected in a written report delivered to the Stockholder and Gardner Denver as promptly as practicable, which report shall, in addition to setting forth the resolution of the disputed matters, set forth the Closing Net Worth determined in accordance with the terms hereof. The determination of the Independent Auditor as set forth in such report shall be final and binding upon the parties hereto. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Stockholder and one-half of such fees and disbursements shall be paid by Gardner Denver. Any payment required to be made as a consequence of the determination of the Independent Auditor shall be made by bank wire transfer of immediately available funds not later than three business days after the receipt of the Independent Auditor's report by the Stockholder and Gardner Denver.

      3.  CLOSING.  The closing (the "Closing") of the transactions
          -------
contemplated by this Agreement shall take place at the offices of Squire, Sanders & Dempsey, in Cleveland, Ohio, at 10:00 a.m. on the fifth business day following satisfaction of the conditions to Closing set forth in Sections 8(b) and 9(b) hereof, or such other time, date or place as Gardner Denver and the Stockholder mutually agree (the "Closing Date"). At the Closing, each selling stockholder identified in Section 1 of this Agreement shall deliver or cause to be delivered to Gardner Denver one or more certificates representing that respective number of shares of capital stock as set forth in such Section 1, duly endorsed for transfer or with appropriate stock transfer powers in blank attached. In exchange for such delivery, Gardner Denver shall pay to such stockholders the applicable purchase prices set forth in or calculated in accordance with Section

2(a) hereof, in immediately available funds by wire transfer to accounts designated by the selling stockholders, except as set forth below in this
Section 3 and except that $750,000 of the purchase price allocated to the Stockholder for the sale of his shares of Noramptco shall be delivered to The First National Bank of Chicago (the "Escrow Agent") under an Escrow Agreement in the form attached hereto as Exhibit A and such funds shall be held and distributed according to the terms of the Escrow Agreement. In addition, the Stockholder shall execute and deliver and Gardner Denver shall cause Lamcor to execute and deliver at the Closing an Employment Agreement in the form of Exhibit B attached hereto. At the Closing, the Stockholder shall repay, by netting against the purchase price payable to him hereunder, his personal obligations owing to Noramptco and/or Lamson, as such obligations are reflected by the outstanding balances at the Closing Date (including accrued but unpaid interest to such Closing Date) of the promissory notes, dated February 28, 1994, of the Stockholder in favor of Lamson, together with any balance remaining with respect to advances previously made to the Stockholder and owing to Noramptco, any of the Noramptco Subsidiaries, or Lamcor, after applying against such advances any bonus credited to the Stockholder as permitted by Section 7(b) of this Agreement.

      4.  REPRESENTATIONS AND WARRANTIES OF NORAMPTCO AND STOCKHOLDER.
          -----------------------------------------------------------
Noramptco and the Stockholder represent and warrant to Gardner Denver as of the date hereof as follows:
      (a)  Organization, Authority and Qualification.  Noramptco is a
           -----------------------------------------
corporation that is validly existing and in good standing under the laws of the State of Delaware and has, either directly or indirectly, majority ownership interests in the entities set forth on Schedule 4(a) (the
"Noramptco Subsidiaries").  Each of the Noramptco Subsidiaries is a
corporation that is validly
existing and in good standing under the laws of the respective jurisdiction indicated on Schedule 4(a) and Lamcor is a corporation that is validly existing and in good standing under the laws of the United Kingdom. Noramptco, the Noramptco Subsidiaries and Lamcor have all necessary corporate power and authority and any necessary licenses or permits to own their respective properties and assets and carry on their respective businesses as currently conducted, except where the failure to have such licenses or permits would not have a material adverse effect on the assets, properties, financial condition or results of operations of Noramptco and the Noramptco Subsidiaries taken as a whole (a "Material Adverse Effect"). Noramptco, the Noramptco Subsidiaries and Lamcor are duly qualified to do business and are in good standing in each jurisdiction in which the ownership of their respective assets or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.
      (b)  Capital Stock.  The authorized capital stock of Noramptco, each
           -------------
Noramptco Subsidiary and Lamcor, together with the respective number of shares issued and outstanding and the respective holders thereof, is as set forth on Schedule 4(b). All of the issued and outstanding shares of common stock of Noramptco and all of the issued and outstanding shares of capital stock of each of the Noramptco Subsidiaries and Lamcor is validly issued, fully paid and nonassessable. The Stockholder owns all of the issued and outstanding shares of capital stock indicated on Schedule 4(b) as being owned by him, free and clear of all liens, encumbrances or claims, and has the right and power to sell and deliver such capital stock to Gardner Denver without violating any agreement by which the Stockholder or the relevant issuer is bound and without the consent of any other person. There are no outstanding options, warrants or other rights to convert any obligation into or otherwise acquire any capital stock of Noramptco, any of the Noramptco Subsidiaries or Lamcor.
      (c)  Financial Statements.  Noramptco has delivered to Gardner Denver
           --------------------
copies of (i) the consolidated balance sheets of Noramptco and the Noramptco Subsidiaries as of January 31, 1996, 1995 and 1994, and the related statements of income, cash flows and stockholders' equity, together with the notes thereto, for the periods then ended, which financial statements (the "Noramptco Financial Statements") have been reviewed by Ernst & Young LLP, and (ii) the consolidated balance sheets of Lamson Corporation as of January 31, 1996, 1995 and 1994, and the related consolidated statements of income, cash flows and stockholders' equity, together with the notes thereto, for the periods then ended, which financial statements (the "Lamson Financial Statements") have been audited by Ernst & Young LLP. The Noramptco Financial Statements and the Lamson Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the consolidated financial position and results of operations of Noramptco and the Noramptco
Subsidiaries as of the dates and for the periods indicated and present fairly in all material respects the consolidated financial position and results of operations of Lamson and its subsidiary as of the dates and for the periods indicated.
      (d)  Inventories and Receivables.  All inventories shown on Noramptco's
           ---------------------------
consolidated balance sheet as of January 31, 1996, and thereafter acquired or produced to the date hereof, are in the aggregate and in all material respects usable or saleable in the normal course of the business of Noramptco and the Noramptco Subsidiaries. Except as set forth on Schedule 4(d), the accounts receivable shown on such consolidated balance sheet or arising thereafter to the date hereof have been validly obtained in the ordinary course of business and have been collected or are believed by Noramptco to be collectible in the ordinary course of business consistent with past practices (subject to the allowance for doubtful accounts), and to Noramptco's and the Stockholder's knowledge, there are no refunds, reimbursements, discounts, or other adjustments payable by Noramptco or any Noramptco Subsidiary in respect of such accounts receivable other than those payable in the ordinary course of business consistent with past practices and policies.
      (e)  Undisclosed Liabilities.  Except as set forth on Schedule 4(e),
           -----------------------
neither Noramptco nor any Noramptco Subsidiary has any liabilities or obligations of any kind (whether accrued, absolute, contingent or otherwise) not fully reflected or reserved against in Noramptco's consolidated balance sheet as of January 31, 1996, other than those incurred in the ordinary course of business since such date, which in the aggregate do not have a Material Adverse Effect. Except as set forth on Schedule 4(e), neither Noramptco nor the Stockholder has knowledge of any facts that would serve as the basis for any liabilities or obligations of Noramptco or any of the Noramptco Subsidiaries not disclosed in such balance sheet or the Schedules to this Agreement or not incurred in the ordinary course of business that would, when considered collectively, have a Material Adverse Effect.
      (f)  Title to Assets.  Except as set forth on Schedule 4(f), and except
           ---------------
for assets held pursuant to leases, all of which are in full force and effect, Noramptco and the Noramptco Subsidiaries have possession of and good title to all assets owned and used in their respective businesses (including the issued and outstanding capital stock of Noramptco Subsidiaries owned by Noramptco and other Noramptco Subsidiaries), free and clear of all liens, mortgages, easements, encumbrances, claims, restrictions or charges of any kind, except liens for real property taxes and assessments not yet due and payable. Schedule 4(f) contains a listing of all real property owned or leased, as well as all other items leased, by Noramptco or the Noramptco Subsidiaries and used in their respective businesses.
      (g)  Condition of Assets.  Except as set forth in Schedule 4(g), the
           -------------------
buildings, facilities, machinery, equipment, tools and other assets of Noramptco and the Noramptco Subsidiaries are, as a whole, in the operating condition, working order and repair, consistent with their respective ages and subject to normal wear and tear, sufficient to conduct the respective businesses of Noramptco and the Noramptco Subsidiaries as currently conducted.
      (h)  Intellectual Property.  Schedule 4(h) sets forth all patents,
           ---------------------
patent applications, trademarks, trademark applications, trade names and service marks currently used by Noramptco or the Noramptco Subsidiaries.
Either Noramptco or a Noramptco Subsidiary owns and has good title to, or possesses enforceable licenses or other rights to use, all items listed on
Schedule 4(h) and all other intellectual property used by Noramptco or any Noramptco Subsidiary in its respective business. Except as set forth in
Schedule 4(h), neither Noramptco nor any Noramptco Subsidiary has been charged in writing with infringement, or to the best of Noramptco's or the Stockholder's knowledge, has infringed or is threatened to be charged with infringement, with respect to any unexpired patent, trademark, trade name or other proprietary right of any other party.
      (i)  Material Adverse Change.  Since January 31, 1996, there has not
           -----------------------
been any material adverse change in the business or financial condition of Noramptco and the Noramptco Subsidiaries taken as a whole, or any damage, destruction or loss, whether or not covered by insurance, affecting a material amount of the properties or business of Noramptco or, when considered individually, any Noramptco Subsidiary. Neither Noramptco nor any Noramptco Subsidiary is a party to any contract, agreement, lease or commitment, or is subject to any judgment, order, writ, injunction, decree or award, which materially and adversely affects, or in the future can reasonably be expected to materially and adversely affect, the business or financial condition of Noramptco or any Noramptco Subsidiary (without regard to matters concerning lost opportunity).
      (j)  Dividends.  Since January 31, 1996, no dividends have been
           ---------
declared or paid upon shares of Noramptco common stock or shares of Lamson common stock.
      (k)  Employment and Contractual Matters.  Except as set forth on
           ----------------------------------
Schedule 4(k), neither Noramptco nor any Noramptco Subsidiary is a party to or bound by any (i) contract or arrangement for the employment or compensation of any officer, employee or agent calling for remaining payments in excess of $50,000 and not cancelable at will by Noramptco or the respective Noramptco Subsidiary; (ii) collective bargaining or other similar labor agreement with any labor union or labor organization; (iii) consulting or other similar contracts calling for remaining payments in excess of $50,000; (iv) agreement relating to the borrowing of money, not reflected on Noramptco's consolidated balance sheet as of January 31, 1996; (v) guaranty of any obligation of another; (vi) written agreement with any present or former officer, director, employee or agent of Noramptco or any Noramptco Subsidiary or with any business in which any of such persons have an interest; or (vii) other contract, agreement, lease or commitment involving aggregate expenditures of more than $25,000 (other than purchase orders and other agreements with customers of Noramptco or any Noramptco Subsidiary received or entered into in the ordinary course of business).

      (l)  Litigation, Claims and Compliance with Laws.  Except as set forth
           -------------------------------------------
on Schedule 4(l), there are no actions, suits or proceedings pending, or to the best of Noramptco's and the Stockholder's knowledge, threatened, against or affecting Noramptco or any Noramptco Subsidiary, at law or in equity before any court or before or by any governmental agency or instrumentality, or before any arbitrator, including any unfair labor practice charges or pending grievance proceedings. Except as set forth on Schedule 4(l), to the best of Noramptco's and the Stockholder's knowledge, there are no existing facts that could reasonably lead to any unfair labor practice charge or any basis for any action or proceeding against Noramptco or any Noramptco Subsidiary arising out of any statute or regulation relating to discrimination in employment or employment practices or occupational safety and health standards, which if adversely determined would have a Material Adverse Effect. Neither Noramptco nor any Noramptco Subsidiary is in default with respect to any order, judgment, writ, injunction or decree of any court, arbitrator or governmental agency or instrumentality and no event has occurred which with notice or lapse of time or both would constitute such a default. To the best of Noramptco's and the Stockholder's knowledge and without derogation from the representations and warranties contained in this Agreement relating to specific subject matters, Noramptco and the Noramptco Subsidiaries are in compliance with all statutes, rules, regulations, ordinances, licenses, permits and authorizations applicable to them or their respective businesses, except where failure to be in compliance would not have a Material Adverse Effect.
      (m)  Environmental Matters.  Except as set forth on Schedule 4(m), to
           ---------------------
the best of the Stockholder's knowledge after reasonable inquiry, (i) neither Noramptco nor any Noramptco

Subsidiary has received any written notice of violation under Environmental Laws (as hereinafter defined) and Noramptco and the Noramptco Subsidiaries have been and currently are in compliance with all Environmental Laws, except for any violation which has not had and will not have a Material Adverse Effect or a material adverse effect on the business of Lamson or U. S. Turbine Corporation, when considered individually; (ii) there is no civil, criminal or administrative action, suit, demand, claim, or proceeding pending or threatened against Noramptco or any Noramptco Subsidiary relating to Environmental Laws; and (iii) there has not been, and is not occurring, any disposal or release of any Materials of Environmental Concern (as hereinafter defined) in, on or from any properties owned or operated by Noramptco or the Noramptco Subsidiaries in their respective businesses, except disposals or releases that have not had and will not have a Material Adverse Effect or a material adverse effect on the business of Lamson or U.S. Turbine Corporation, when considered individually.
      (n)  Employee Benefit Plan Matters.
           -----------------------------
            (i) Noramptco and the Noramptco Subsidiaries currently maintain, and have maintained in the past, only the employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of
1974, as amended ("ERISA"), listed on Schedule 4(n) (the "Pension Plans").
As to each Pension Plan, Noramptco has furnished to Gardner Denver a copy of the Pension Plan and all amendments thereto as currently in effect, any related funding agreement, the current summary plan description, any participant informational material, any actuarial valuation reports for the most recent three plan years, a copy of Form 5500 for the most recent five plan years, and a copy of the most recent determination letter issued by the Internal Revenue Service.

            (ii) Noramptco and the Noramptco Subsidiaries currently maintain, and have maintained in the past, only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including without limitation life insurance, medical, hospitalization, holiday, vacation, dental and vision plans) listed on Schedule 4(n) (the "Welfare Plans"). As to each Welfare Plan, Noramptco has furnished to Gardner Denver a copy of the Welfare Plan and all amendments thereto, the current summary plan description, any participant informational material, any information regarding funding arrangements, and a copy of the most recent Form 5500 if one was required to be filed.
            (iii) Except as set forth on Schedule 4(n), during the past five years, neither Noramptco nor any affiliate (as defined in Section 1563(a) of the Internal Revenue Code of 1986, as amended) of Noramptco has contributed to any multiemployer plan, as defined by Section 3(37) of ERISA.
            (iv) Each Pension Plan has been administered in accordance with its terms and in compliance with ERISA, federal securities laws, the federal Age Discrimination in Employment Act, as amended, and any state law prohibiting discrimination on account of age, together with any applicable regulations and rulings, except where the failure to be so administered would not have a Material Adverse Effect.
            (v) Noramptco and/or the appropriate Noramptco Subsidiary has complied with applicable "COBRA continuation" requirements of Section 4980B(f) of the Internal Revenue Code of 1986, as amended, with respect to each Welfare Plan that is a group health plan (as defined in Section 5000(b)(1) of such Code).
      (o)  Taxes.  Except as set forth on Schedule 4(o), Noramptco and the
           -----
Noramptco

Subsidiaries have (i) filed all tax returns required to be filed by any jurisdiction as to which they are subject and have paid all taxes shown to be due on such returns, (ii) paid in full on a timely basis all taxes claimed in a written notice to be due by each such jurisdiction, subject to audit by the taxing authority of such jurisdiction and (iii) made timely payments of all taxes required to be deducted and withheld from the wages paid to employees. In all material respects, such returns accurately and completely set forth all relevant items and accurately reflect the tax liabilities for the periods covered by such returns, and the accrual on the consolidated balance sheet of Noramptco and the Noramptco Subsidiaries as of January 31, 1996 for all unpaid taxes related to operations through such date accurately reflects (and the accrual for such taxes on the Closing Balance Sheet will accurately reflect) the tax liabilities of Noramptco and the Noramptco Subsidiaries for the year ended January 31, 1996 and the period ending on the Closing Date, respectively; provided that, in the event an audit of Noramptco by any United States taxing authority ultimately results
(by virtue of settlement or otherwise) in material additional income tax liability for any taxable year ending on or before the Closing Date (or, with respect to the taxable year containing the Closing Date, for that portion of the taxable year ending on the Closing Date) on account of the disallowance by such taxing authority of any deductions previously claimed by Noramptco or any Noramptco Subsidiary, then the tax returns or the accruals on the balance sheets shall not be deemed to accurately reflect the tax liabilities for such periods to the extent of such additional material income tax liabilities. No tax deficiency or penalty has been asserted in writing, or to the best of Noramptco's and the Stockholder's knowledge, threatened, by any such jurisdiction against Noramptco or any Noramptco Subsidiary. To the best of Noramptco's and the Stockholder's knowledge, there is no audit of any tax return of Noramptco or any Noramptco Subsidiary in progress. Except as set forth on Schedule 4(o), neither Noramptco nor any Noramptco Subsidiary has
(i) waived any statute of limitations with respect to tax obligations or agreed to any extension of time with respect to a tax assessment or deficiency, (ii) been a party to any tax allocation or sharing agreement,
(iii) been a member of an affiliated group (other than the Noramptco affiliated group) filing a consolidated federal income tax return, nor taken any other action that could result in liability for taxes of an affiliated group, or (iv) received a written claim made by an authority in a jurisdiction where it does not file tax returns that it is or may be subject to taxation by that jurisdiction.
      (p)  Insurance.  Noramptco and the Noramptco Subsidiaries maintain
           ---------
insurance as set forth on Schedule 4(p). Such insurance is in full force and effect and copies of all existing insurance policies carried by Noramptco and the Noramptco Subsidiaries have been made available to Gardner Denver.
      (q)  No Defaults.  Neither Noramptco nor any Noramptco Subsidiary is in
           -----------
default (nor has any event occurred which, with the passage of time and/or the giving of notice, would constitute a default) with respect to any obligation to be performed by Noramptco or any Noramptco Subsidiary under any agreement, contract or commitment to which Noramptco or a Noramptco
Subsidiary is a party, such that, in the aggregate, such defaults (and events) would have a Material Adverse Effect nor, to the best of Noramptco's and the Stockholder's knowledge, has there been any default (or any such event) in any obligation to be performed by any other party to any such agreement, contract or commitment, such that, in the aggregate, such defaults (and events) would have a Material Adverse Effect.

      (r)  Government Contracts.  Except as set forth on Schedule 4(r),
           --------------------
neither Noramptco nor any Noramptco Subsidiary has any contract with the
United States or any agency thereof, or any related subcontract, that is subject to renegotiation under applicable law or that requires the consent of the United States government to its assignment.
      (s)  Authority; Effect of Agreement.  The execution and delivery of
           ------------------------------
this Agreement by Noramptco, the performance by Noramptco of its covenants and agreements hereunder and the consummation by Noramptco of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of each of Noramptco and the Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.
      (t)  Conflicts.  Neither the execution nor the performance of this
           ---------
Agreement by Noramptco or the Stockholder, nor the consummation by Noramptco or the Stockholder of the transactions contemplated hereby, (i) violates any term or provision of the Certificate of Incorporation or Bylaws of Noramptco, Lamson, U. S. Turbine Corporation or Lamcor, (ii) subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Act (as hereinafter defined), constitutes a violation of any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, (iii) except as set forth on Schedule 4(t), results in the breach of any term or provision of, or constitutes a default under or results in the acceleration of any obligation under, any agreement, lease, instrument or other restriction to which Noramptco or any Noramptco Subsidiary is a party or by which it is bound
and which is listed on Schedule 4(k), or (iv) requires the consent of any other person or entity other than as indicated on Schedule 4(t) and other than the appropriate federal antitrust regulatory authorities pursuant to the Hart-Scott-Rodino Act.
      (u)  Litigation; Disputes.  There are no claims, disputes, actions,
           --------------------
suits or proceedings pending or, to the best of the knowledge of Noramptco or the Stockholder, threatened, against or affecting Noramptco or the
Stockholder which challenge the validity of this Agreement, or which if adversely determined, would adversely affect their ability to consummate the transactions contemplated by this Agreement or to perform their covenants and agreements under this Agreement.
      (v)  No Adverse Factors.  Except for general economic conditions,
           ------------------
including those affecting the industry in which Noramptco and the Noramptco Subsidiaries operate, there are no adverse conditions or factors materially affecting the business of Noramptco or, when considered individually, any Noramptco Subsidiary, which are known to Noramptco or the Stockholder and which have not been disclosed to Gardner Denver.
      (w)  Charter and Bylaws.  Noramptco has furnished to Gardner Denver
           ------------------
accurate and complete copies of (i) the certificate of incorporation and bylaws (or similar documents) of Noramptco, the Noramptco Subsidiaries (other than the Bylaws of Lamson Canada, Inc.) and Lamcor, as currently in effect, and (ii) the minutes of all meetings of the stockholders and Boards of Directors of Noramptco and the Noramptco Subsidiaries (and all consents in lieu of such meetings) as reflected by the corporate records of Noramptco and the Noramptco Subsidiaries, respectively, for the past three years. Such minutes and consents accurately reflect, in all material respects, all actions taken by their respective Boards of Directors, committees and stockholders.

      5.  REPRESENTATIONS AND WARRANTIES OF SELLING STOCKHOLDERS OTHER
          ------------------------------------------------------------
THAN THE STOCKHOLDER.  Each of the persons identified in this Agreement as
- --------------------
being a selling stockholder of Lamson Europe S.A. (other than the Stockholder) represents and warrants to Gardner Denver that he or she owns all of the shares of capital stock set forth opposite his or her name in Section 1 hereof, free and clear of all liens, encumbrances or claims, and has the right and power to sell and deliver such shares to Gardner Denver without violating any agreement by which he or she is bound and without the consent of any other person.

      6.  REPRESENTATIONS AND WARRANTIES OF GARDNER DENVER.  Gardner Denver
          ------------------------------------------------
represents and warrants to Noramptco and the Stockholder as of the date hereof as follows:
      (a)  Organization.  Gardner Denver is a corporation that is validly
           ------------
existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder.
      (b)  Authority.  The execution and delivery of this Agreement by
           ---------
Gardner Denver, the performance by Gardner Denver of its covenants and agreements hereunder and the consummation by Gardner Denver of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of Gardner Denver, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.
      (c)  Conflicts.  Neither the execution nor performance of this
           ---------
Agreement by Gardner Denver, nor the consummation by Gardner Denver of the transactions contemplated hereby, (i)
violates any provision of the Certificate of Incorporation or Bylaws of Gardner Denver, (ii) subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, constitutes a violation of any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or (iii) requires the consent of any other person or entity other than the appropriate federal antitrust regulatory authorities pursuant to the Hart-Scott-Rodino Act.
      (d)  Litigation; Disputes.  There are no claims, disputes, actions,
           --------------------
suits or proceedings pending or, to the best of the knowledge of Gardner Denver, threatened, against or affecting Gardner Denver which challenge the validity of this Agreement, or which if adversely determined, would adversely affect its ability to consummate the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.
      (e)  Financing.  Gardner Denver has delivered to the Stockholder the
           ---------
written confirmation of The First National Bank of Chicago to the effect that Gardner Denver has the right to borrow under its existing Credit Agreement funds sufficient to pay the aggregate purchase price called for by this Agreement, and there is sufficient availability under such Credit Agreement to borrow funds sufficient to pay such aggregate purchase price.

      7.  ADDITIONAL PRE-CLOSING AGREEMENTS OF THE PARTIES.  The
          ------------------------------------------------
Stockholder and Gardner Denver additionally agree as follows:
      (a)  Conduct of Business.  From the date of this Agreement until the
           -------------------
earlier of the Closing or the termination of this Agreement, Noramptco and the Noramptco Subsidiaries will carry on their respective businesses in the ordinary course consistent with past practices, except as consented to in writing by Gardner Denver and except as may be necessary to carry out this

Agreement. During such period, without the prior written consent of Gardner Denver, neither Noramptco nor any Noramptco Subsidiary (i) will engage in activities that collectively would have a Material Adverse Effect, or (ii)
will engage in actions resulting in material capital expenditures (other than those disclosed in the Schedules hereto), borrowings (other than in the ordinary course of business pursuant to existing credit facilities), employee compensation and benefit increases (other than those required by existing agreements and written arrangements), or any transfer or other restructuring of ownership interests in Noramptco Subsidiaries, provided that Lamson may execute the Union Contract between Lamson and the United Steel Workers of America, Local Union 8976, covering the period from June 8, 1995 to May 1,
1998 and may settle or otherwise deal with the grievances and other matters set forth on Schedule 4(l). Noramptco and the Stockholder agree to use reasonable best efforts during such period to keep the respective business organizations of Noramptco and the Noramptco Subsidiaries intact, to keep available the services of their present employees, and to preserve the goodwill of their customers, suppliers and others having business relations with them, all to the extent possible under the circumstances.
      (b)  Stockholder Bonus and Repayment of Advances.  Notwithstanding
           -------------------------------------------
anything to the contrary contained in Section 7(a) above, prior to the
Closing, Noramptco may credit the Stockholder with a bonus on account of his services as Chief Executive Officer since January 31, 1996, which bonus may be in excess of the aggregate amount accrued by Noramptco for any such bonus since such date; provided, however, that in no event shall the amount of the bonus be such that the Closing Net Worth (after taking into account such bonus and all accruals contemplated by Section 2(b) hereof) exceeds the Base Net Worth by less than $200,000. The parties hereto agree that the full amount of any such bonus credited to the Stockholder (or such lesser amount as is required for full repayment) shall be applied as repayment of advances previously made to the Stockholder and currently owing to Noramptco, any of the Noramptco Subsidiaries, or Lamcor.
      (c)  Access to Information.  From the date of this Agreement until the
           ---------------------
Closing, the Stockholder will cause Noramptco and the Noramptco Subsidiaries to afford to representatives of Gardner Denver, at Gardner Denver's sole expense, during normal business hours, upon reasonable notice and without undue interruption, full access to any and all premises, personnel and information with respect to Noramptco and the Noramptco Subsidiaries, and to furnish to Gardner Denver, either orally or by means of such records, documents, and memoranda as are reasonably available or capable of preparation, such assistance and information as Gardner Denver may reasonably request. Noramptco shall furnish to Gardner Denver the unaudited monthly financial statements of Lamson and U. S. Turbine Corporation that customarily would be prepared between the date of this Agreement and the Closing, as promptly as practicable after such financial statements are available.
      (d)  Regulatory Authorizations.  The parties will use their respective
           -------------------------
reasonable best efforts to file promptly after the execution of this
Agreement, with the Federal Trade Commission and the Antitrust Division of
the Department of Justice, Notification and Report Forms and documentary material which comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder (the "Hart-Scott-Rodino Act"), and will use their respective reasonable best efforts to file promptly any additional information requested as soon as practicable after receipt of the request. The parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required governmental approvals and will use their respective reasonable best efforts to secure such approvals as promptly as possible.
      (e)  Announcements.  From the date of this Agreement until the earlier
           -------------
of the Closing or the termination of this Agreement, neither Noramptco, the Stockholder nor Gardner Denver shall issue any media, newspaper, wire service, trade journal or any other public statement concerning the transactions contemplated hereby, without the approval of the other parties, except as may be required by law or applicable disclosure obligations and after notice to the other parties. Noramptco and the Stockholder acknowledge that Gardner Denver may issue a press release (the text of which shall be provided to the Stockholder at the time of the execution of this Agreement)
and hold a telephonic meeting with industry analysts following the execution of this Agreement and, to the extent deemed necessary under this Section
7(e), Noramptco and the Stockholder hereby approve such actions. It is acknowledged that Noramptco, the Stockholder and Gardner Denver may make announcements to employees, customers, suppliers and lenders and may respond to news media inquiries following the execution of this Agreement and, to the extent deemed necessary under this Section 7(e), each of such parties hereby approves such actions by the other parties.
      (f)  Exclusivity.  From the date of this Agreement until the earlier of
           -----------
the Closing or the termination of this Agreement, neither the Stockholder, members of management of Noramptco or the Noramptco Subsidiaries, nor representatives of Noramptco or the Stockholder or such management, including Tucker Anthony Incorporated, will (i) solicit offers or enter into discussions with any other party for any sale, lease or business combination ("Transaction") involving Noramptco or the Noramptco Subsidiaries or any of its or their assets outside of the ordinary course of business, (ii) provide any information about Noramptco or the Noramptco Subsidiaries or business to any person in response to a solicited or unsolicited inquiry with respect thereto in connection with any potential Transaction, or (iii) commence any process with a view toward any potential Transaction, in each case other than in connection with the transactions with Gardner Denver that are the subject of this Agreement.

      8.  CONDITIONS PRECEDENT TO CLOSING BY GARDNER DENVER.  The
          -------------------------------------------------
obligation of Gardner Denver to close the transactions contemplated by this Agreement is subject to satisfaction of each of the following conditions, unless waived in writing by Gardner Denver:
      (a)  Representations and Warranties.  The representations and
           ------------------------------
warranties made by Noramptco and the Stockholder in this Agreement, as may be amended in accordance with the next succeeding sentence, shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on the Closing Date and Noramptco and the Stockholder shall have complied in all material respects with all the terms and conditions and performed in all material respects all of its or his obligations contained in this Agreement, and Gardner Denver shall have received a certificate to such effect dated the Closing Date and signed by Noramptco and the Stockholder. Noramptco and the Stockholder shall be entitled to deliver to Gardner Denver, from time to time but not less than three business days prior to the Closing Date, a notification (each, an "Update Notice") that updates, modifies, supplements or adds to the Schedules hereto, or adds additional Schedules hereto, and upon delivery of such an Update Notice, the applicable representations and warranties (and the applicable Schedules), for all purposes of this Agreement, shall be deemed to be amended to be consistent with each such

Update Notice. In the event Gardner Denver receives one or more Update Notices which, when considered collectively, set forth the occurrence or existence of events or circumstances which have had or will have a Material Adverse Effect, unless the matter set forth in the Update Notice is cured within 15 days after written notice from Gardner Denver, the parties hereto agree to negotiate in good faith an adjustment to the purchase price appropriate to reflect the Material Adverse Effect set forth in the Update Notices. In the event that the parties hereto are unable to so negotiate an adjustment to the purchase price within 15 days after the first of such negotiations, Gardner Denver shall have no obligation to complete the closing of the transactions contemplated by this Agreement and shall be entitled (as its sole and exclusive remedy in such event) to terminate this Agreement pursuant to
Section 10(a)(iv) below.
      (b)  Antitrust.  The applicable waiting periods (including any
           ---------
extensions) under the Hart-Scott-Rodino Act and the rules thereunder shall have expired or been terminated, and there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated by this Agreement not be consummated.
      (c)  Legal Opinion.  Gardner Denver shall have received from Haythe &
           -------------
Curley, counsel for Noramptco and the Stockholder, a written opinion dated the Closing Date (i) covering certain of those matters set forth in Sections 4(a) and 4(b) of this Agreement, and further to the effect that (ii) this Agreement has been duly authorized by Noramptco and executed and delivered by Noramptco and the Stockholder and constitutes a legal, valid and binding obligation of each of Noramptco and the Stockholder, enforceable in accordance with its terms (subject to customary bankruptcy and equitable principles qualifications), (iii) the consummation by Noramptco and the Stockholder of the transactions contemplated by this Agreement will not violate any provision of the Certificate of Incorporation or Bylaws of Noramptco, Lamson or U. S. Turbine Corporation or, except as set forth on
Schedule 4(t) and to the knowledge of such counsel, any agreement or instrument to which Noramptco, any of the Noramptco Subsidiaries or Lamcor is
a party or by which any one of them is bound and which is listed on Schedule 4(k), (iv) all authorizations, approvals, permits and consents of, and all filings, qualifications and registrations with, any governmental authority or regulatory body of the United States or of or with any state, necessary or required on the part of the Stockholder or Noramptco or any Noramptco Subsidiary in connection with the consummation by Noramptco and the
Stockholder of the transactions contemplated by this Agreement have been duly obtained or made, as the case may be, and (v) except as set forth on Schedule 4(l), such counsel knows of no litigation, cause of action, proceedings or governmental investigation pending or threatened against or relating to the Stockholder or Noramptco or any Noramptco Subsidiary or the property or business of Noramptco or any Noramptco Subsidiary which would have a Material Adverse Effect.
      (d)  Closing Deliveries.  Gardner Denver shall have received at or
           ------------------
prior to the Closing:
            (i) all consents of third parties set forth on Schedule 4(t) and designated with an asterisk;
            (ii) resignations of such directors and officers of Noramptco, the Noramptco Subsidiaries and Lamcor as shall have been requested by Gardner Denver;
            (iii) the records, books, corporate seal and
                  stock ledger of Noramptco, the Noramptco Subsidiaries and Lamcor; and
            (iv) if requested by Gardner Denver, written instructions to banks utilized by

                  Noramptco, any Noramptco Subsidiary or Lamcor canceling the right of any or all current signatories to sign checks and transact any business with such banks with respect to bank accounts of Noramptco, the respective Noramptco Subsidiary or Lamcor.

      9.  CONDITIONS PRECEDENT TO CLOSING BY NORAMPTCO AND THE STOCKHOLDER.
          ----------------------------------------------------------------
The obligation of Noramptco and the Stockholder to close the transactions contemplated by this Agreement is subject to satisfaction of each of the following conditions, unless waived in writing by Noramptco or the Stockholder:
      (a)  Representations and Warranties.  The representations and
           ------------------------------
warranties made by Gardner Denver in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on the Closing Date and Gardner Denver shall have complied in all material respects with all the terms and conditions and performed in all material respects all of its obligations contained in this Agreement, and the Stockholder shall have received a certificate to such effect dated the Closing Date and signed by Gardner Denver.
      (b)  Antitrust.  The applicable waiting periods (including any
           ---------
extensions) under the Hart-Scott-Rodino Act and the rules thereunder shall have expired or been terminated, and there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated by this Agreement not be consummated.
      (c)  Legal Opinion.  The Stockholder shall have received from Squire,
           -------------
Sanders & Dempsey, counsel for Gardner Denver, a written opinion dated the Closing Date to the effect that (i) Gardner Denver is a corporation that is validly existing and in good standing under the laws of the State of Delaware, with all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder, (ii) this Agreement has been duly authorized, executed and delivered by Gardner Denver and constitutes a legal, valid and binding obligation of Gardner Denver, enforceable in accordance with its terms (subject to customary bankruptcy and equitable principles qualifications), (iii) the consummation of the transactions contemplated by this Agreement will not violate any provision of the Certificate of Incorporation or Bylaws of Gardner Denver or, to the knowledge of such counsel, any agreement or instrument to which Gardner Denver is a party or by which it is bound, and (iv) all authorizations, approvals, permits and consents of, and all filings, qualifications and registrations with, any governmental authority or regulatory body of the United States or of or with any state, necessary or required on the part of Gardner Denver in connection with the consummation by Gardner Denver of the transactions contemplated by this Agreement have been duly obtained or made, as the case may be.

      10.  TERMINATION AND ABANDONMENT.
           ---------------------------
      (a)  Right to Terminate.  This Agreement may be terminated and the
           ------------------
contemplated transactions abandoned prior to the Closing Date in the following manner:
            (i) By mutual written consent of Noramptco, the Stockholder and Gardner Denver; or
            (ii) unless extended by written agreement of Noramptco, the Stockholder and Gardner Denver, at any time after October 31, 1996, by either Gardner Denver or Noramptco and the Stockholder (considered as a single party for this purpose) in writing, if the transactions contemplated by this Agreement have not been consummated on or before such date and such terminating party has not prevented consummation of such transactions by reason of a material breach of this Agreement; or
            (iii) at any time before the Closing, by either Gardner Denver or Noramptco and the Stockholder (considered as a single party for this purpose) in writing, in the event that any governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or
            (iv) at any time before the Closing, by Gardner Denver in writing pursuant to Section 8(a) hereof; or
            (v) at any time before the Closing, by either Gardner Denver or Noramptco and the Stockholder (considered as a single party for this purpose) in writing, if such terminating party is not then in material breach of this Agreement, and the nonterminating party has failed to perform in any material respect any of its covenants or agreements contained herein or is in breach in any material respect of any of its representations or warranties contained herein, and such nonterminating party has not cured in all material respects such nonperformance or breach within 15 days after receiving written notice from the terminating party of such failure to perform or such breach.
      (b)  Effect of Termination.  If, for any reason, this Agreement is
           ---------------------
terminated and the contemplated transactions are abandoned as provided in
Section 10(a), this Agreement shall become void and have no further force and effect (other than this Section 10(b), Section 10(c), Section 12, Section 14, and Section 16(e), and neither Noramptco, any of the Noramptco Subsidiaries, the Stockholder, the other selling stockholders hereunder nor Gardner Denver (including their respective officers and directors) shall have any liability or obligation to the other in Damages (as hereinafter defined) or as to expenses incurred incident to this Agreement or the contemplated transactions. Notwithstanding anything to the contrary contained in the preceding sentence, in the event of a termination of this Agreement pursuant to Section 10(a)(v) above where the nonterminating party has refused to close the transactions contemplated hereby (notwithstanding that the nonterminating party's conditions to close contained in Sections 8 or 9, as applicable, have been satisfied or, that the terminating party stands ready, willing and able to satisfy such conditions but for such refusal), the nonterminating party shall be liable to the terminating party for such refusal; provided, however, the parties hereto recognize and agree that since the amount of the terminating party's Damages would be extremely difficult and impracticable to ascertain, the terminating party's sole and exclusive remedy under such circumstances shall be to receive from the nonterminating party, and the nonterminating party shall pay, as liquidated damages an amount in cash equal to $2,000,000.

      (c)  Return of Documentation.  As promptly as practicable following a
           -----------------------
termination of this Agreement in accordance with Section 10(a), Gardner Denver shall return all agreements, documents, contracts, instruments, books, records, materials and all other information relating to Noramptco, any of the Noramptco Subsidiaries or Lamcor provided by Noramptco, any of the Noramptco Subsidiaries, Lamcor, the Stockholder or by any representative of such parties to Gardner Denver or any representatives of Gardner Denver in connection with the transactions contemplated by this Agreement.

      11.  INDEMNIFICATION.
           ---------------
      (a)  Indemnification by the Stockholder.  After the Closing Date,
           ----------------------------------
subject to the terms hereof, the Stockholder shall indemnify and hold harmless Gardner Denver (and its officers, directors and its affiliated entities) (collectively, the "Purchaser Indemnified Parties") from and against all losses, damages, liabilities, costs and expenses, including, without limitation, Counsel Expenses (as defined below) (herein referred to collectively as "Damages"), which are sustained or incurred by any of the Purchaser Indemnified Parties, to the extent that the Damages are sustained or incurred by reason of (i) the breach by Noramptco or the Stockholder of any of Noramptco's or the Stockholder's covenants or agreements made in this Agreement or (ii) the breach of any of the representations or warranties made by Noramptco or the Stockholder in Section 4 hereof. "Counsel Expenses" shall mean reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties or the Seller Indemnified Party (as defined below), as the case may be, in any action or proceedings (x) between the Seller Indemnified Party and a Purchaser Indemnified Party, or (y) involving a third-party claim against the Seller Indemnified Party or a Purchaser Indemnified Party.

      (b)  Indemnification by Gardner Denver.  After the Closing Date,
           ---------------------------------
subject to the terms hereof, Gardner Denver shall indemnify and hold harmless the Stockholder and the other selling stockholders hereunder (collectively, the "Seller Indemnified Party") from and against all Damages which are sustained or incurred by the Seller Indemnified Party, to the extent that such Damages are sustained or incurred by reason of (i) the breach by Gardner Denver of any of its covenants or agreements in this Agreement, (ii) the breach of any of the representations or warranties made by Gardner Denver in
Section 6 hereof, (iii) any claim, proceeding or suit brought against the Seller Indemnified Party under the Worker Adjustment Retraining and Notification Act ("WARN"), or any similar local, state, federal or foreign law which relates to actions taken by Gardner Denver at any time after the Closing with regard to a plant closing or mass layoff at any site of employment or one or more facilities or operating units within any site of employment of Noramptco or any Noramptco Subsidiary, or (iv) any
Environmental Claim (as hereinafter defined).
      (c)  Procedure for Indemnification.
           -----------------------------
            (i) In the event that any Purchaser Indemnified Party or the Seller Indemnified Party reasonably believes that such party has a claim for Damages in respect of which indemnity may be sought by such party pursuant to this Section 11 or Section 12, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") by sending written notice to the Indemnitor (an "Indemnity Notice"). In the case of third-party claims which could result in an indemnity payment hereunder, an Indemnity Notice shall be given promptly after the discovery by the Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by such delay or failure to notify. Any Indemnity Notice shall (x) state (with reasonable specificity) the basis on which indemnification is being asserted, (y) set forth the amount of Damages for which indemnification is being asserted, and (z) in the case of third-party claims, be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnitee.
            (ii) In the case of third-party claims (including tax audits to the extent related to a claim for which indemnity may be available under
Section 11(a) hereof) the Indemnitee shall give the Indemnitor the right (x)
to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such is pursued diligently and in a professional manner), (y) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, unless such settlement involves the payment of money only, in which event the Indemnitor shall have the right to settle any such claim without the consent of the Indemnitee, and (z) to employ counsel selected by the Indemnitor, after reasonable consultation with the Indemnitee, to contest any such claim or liability in the name of the Indemnitee or otherwise. The Indemnitor shall, within 30 days of receipt of an Indemnity Notice in respect of such claim, notify the Indemnitee in writing of its intention to assume the defense of such claim. If the Indemnitor does not so notify the Indemnitee that it will assume the defense of any such claim, the Indemnitee may, at the Indemnitor's sole expense, defend
against any such claim in such manner as it may deem appropriate and the Indemnitee may settle such claim on such terms as it may deem appropriate, provided that the Indemnitee shall not settle any such claim without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed.  In the event that the Indemnitor does not assume the defense as provided above, the Indemnitor shall have the right to fully participate in such defense (including, without limitation, with counsel of its choice), at its sole expense, and the Indemnitee shall fully cooperate with the Indemnitor in connection with such participation, and in all cases the Indemnitee shall keep the Indemnitor fully informed as to all matters concerning such third-party claim and shall promptly notify the Indemnitor in writing of any and all significant developments relating thereto.
            (iii) In the event that liability hereunder does not involve a third-party claim, the Indemnitor shall within 30 days after the date of receipt of an Indemnity Notice respond in writing to the Indemnitee and set forth with reasonable specificity any items in the Indemnity Notice to which the Indemnitor does not agree as well as the summary basis upon which such disagreement is founded. The parties agree to negotiate in good faith for up to 30 days in an attempt to reach a settlement of any disputed matter. In the event that such good faith negotiations are unsuccessful or in the event of any other dispute under this Section 11, the parties shall submit such dispute to a court of competent jurisdiction.
      (d)  Limits on Indemnification Liability.
           -----------------------------------
            (i) Except as provided in the last sentence of this Section 11(d)(i), the Stockholder shall not be liable for indemnification under
Section 11(a) above, and Gardner Denver shall not be liable for indemnification under Section 11(b) above, unless and until the aggregate amount of Damages sustained or incurred and to which indemnity relates exceeds $250,000 (the "Basket Amount"), such that if the Damages exceed the Basket Amount, then the indemnification liability pursuant to Section 11(a) or Section 11(b), as the case may be, shall be limited to the amount of such Damages sustained or incurred which exceeds the Basket Amount, subject to the limitation described in the next succeeding sentence. Except as provided in the next succeeding sentence, neither the Stockholder nor Gardner Denver, as the case may be, shall be liable for indemnification under Section 11(a) or
Section 11(b) for Damages sustained or incurred in excess of $3,000,000 (the "Maximum Limiting Amount"), such that the maximum aggregate amount of indemnification liability of the Stockholder or Gardner Denver, as the case may be, under this Section 11 for Damages sustained or incurred shall be the difference between the Maximum Limiting Amount and the Basket Amount. Notwithstanding the foregoing, Gardner Denver's indemnification liability under Section 11(b)(iv) hereof for Environmental Claims shall be subject to a "Basket Amount" of $50,000 but shall not otherwise be limited in amount, and Gardner Denver's indemnification liability under Section 11(b)(iii) hereof for WARN or similar claims shall not be subject to any "Basket Amount" and shall not otherwise be limited in amount.
            (ii) Subject to Section 16(b) hereof, all representations and warranties contained in this Agreement or in any certificate delivered pursuant hereto shall be deemed to have been relied upon by Noramptco, the Stockholder or Gardner Denver, as the case may be, notwithstanding any investigation heretofore or hereafter made or omitted by Noramptco, the Stockholder or Gardner Denver, as the case may be, and shall survive the Closing for 18 months, provided that the representations and warranties contained in Section 4(b) shall survive indefinitely and the representations and warranties contained in Section 4(o) shall survive for three years, and provided further that if written notice is properly given under this Section 11 prior to the applicable expiration date with respect to any alleged breach of a representation or warranty, such representation or warranty with respect to such specified matter only shall continue indefinitely until the applicable claim is finally resolved. Notwithstanding anything to the contrary contained herein, the representation and warranty contained in the second sentence of Section 4(o) regarding tax returns and balance sheet tax accruals, to the extent related to additional income tax liabilities resulting from the disallowance of deductions previously claimed by Noramptco or any Noramptco Subsidiary, shall survive until the expiration of the applicable statute of limitations.
      (e)  Losses Net.  The amount of any Damages for which indemnification
           ----------
is provided under this Section 11 shall be net of tax benefits to be received by the Indemnitee, and net of any amounts recoverable by the Indemnitee under insurance policies with respect to such Damages.
      (f)  Sole and Exclusive Remedy.  The parties hereto acknowledge and
           -------------------------
agree that the sole and exclusive remedy with respect to Damages sustained or incurred after the Closing Date in connection with the transactions contemplated by this Agreement shall be in accordance with, and limited by, the indemnification provisions set forth in this Section 11 and in Section
12. In furtherance of the foregoing, to the extent permitted by applicable law, Gardner Denver hereby waives (on behalf of itself and on behalf of each other Purchaser Indemnified Party) and the Stockholder hereby waives (on behalf of himself and each other selling stockholder hereunder) all other rights and remedies with respect to a claim for Damages relating to the transactions contemplated by this Agreement, whether under applicable law (including Environmental Laws), the common law or otherwise. Notwithstanding the foregoing, nothing herein shall limit the rights or remedies of any party hereto under applicable law for matters involving fraudulent conduct.

      12.  BROKER'S OR FINDER'S FEES.  The Stockholder represents to
           -------------------------
Gardner Denver that neither he nor Noramptco, any Noramptco Subsidiary nor Lamcor has employed any broker, finder or similar agent in connection with this transaction, except for Tucker Anthony Incorporated (whose fees and expenses shall be paid by Noramptco and shall reduce the purchase price payable to the Stockholder hereunder as provided in Section 2 above), and the Stockholder agrees to indemnify and hold Gardner Denver harmless from any claims for broker's commissions or finder's fees relating to this transaction and arising by reason of any such action by the Stockholder or by Noramptco, any Noramptco Subsidiary or Lamcor. Gardner Denver represents to the Stockholder that it has employed no broker, finder or similar agent in connection with this transaction and agrees to indemnify and hold the Stockholder and the other selling stockholders hereunder harmless from any claims for broker's commissions or finder's fees relating to this transaction and arising by reason of any such action by Gardner Denver.

      13.  ASSIGNMENT.  The rights and obligations of the parties hereto
           ----------
shall not be assignable by such parties without the written consent of the Stockholder or Gardner Denver, as the case may be. Noramptco, the Stockholder and the other selling stockholders hereby consent to any nomination made by Gardner Denver of a subsidiary of Gardner Denver or persons affiliated with Gardner Denver to take title to any of the shares of capital stock to be transferred pursuant to this Agreement, provided that in the event such nomination is made, Gardner Denver shall not be relieved of any of its obligations under this Agreement.

      14.  CONFIDENTIALITY.  From the date of this Agreement until the
           ---------------
Closing, Gardner Denver agrees to treat as confidential all written and electronic media and other information pertaining to the business or affairs of Noramptco, the Noramptco Subsidiaries and Lamcor, which Noramptco or any of its representatives has furnished to Gardner Denver in connection with the transactions contemplated by this Agreement (the "Confidential Information"), excluding (i) information that is or becomes generally available to the public other than as a result of any disclosure by Gardner Denver in violation of this Agreement; (ii) information available to Gardner Denver from another source, which source is not (to Gardner Denver's knowledge) prohibited from disclosing the information; (iii) information that was developed by Gardner Denver independently from the information disclosed by Noramptco; and (iv) information that was in Gardner Denver's possession prior to any disclosure of information to Gardner Denver in connection with the transactions contemplated by this Agreement. During such pre-Closing period, Gardner Denver agrees not to disclose any Confidential Information to any person or entity other than to its officers, directors, employees, or representatives who need to review the Confidential Information in connection with the transactions contemplated by this Agreement and further agrees to use the Confidential Information, and to cause its officers, directors, employees and representatives to use the Confidential Information, solely for the purpose of evaluating and consummating the transactions contemplated by this Agreement. In the event this Agreement is terminated in accordance with the termination provisions of this Agreement, the obligations of nondisclosure as set forth in this Section 14 shall continue for four years from the date of this Agreement. Notwithstanding anything to the contrary contained in this Section 14, Gardner

Denver's obligations of nondisclosure shall be subject to any disclosure requirements imposed by law.

      15.  NONCOMPETITION.  For a period of five years following the
           --------------
Closing of the transactions contemplated by this Agreement, the Stockholder shall not directly or indirectly, without the written consent of Gardner Denver, engage in any business or activity that is competitive with the Business (as defined below). The Stockholder shall be considered to be engaging in an activity that is competitive with the Business if he serves as a proprietor, owner (other than of 5% or less of a publicly traded company), partner, officer, director, employee or consultant of or for any organization which engages, in any location in the world, in the manufacture, distribution or sale of centrifugal or straight lobe blowers (the "Business"). Notwithstanding anything to the contrary contained in this Agreement, in the event of a breach of this covenant, Gardner Denver shall be entitled to seek an injunction restraining such breach in addition to any other remedies provided by law or this Agreement. In the event this Section 15 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time, too great a geographical area, or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, area or range of activities as to which it may be enforceable.

      16.  MISCELLANEOUS.
           -------------
      (a)  No Other Representations or Warranties by Noramptco and the
           -----------------------------------------------------------
Stockholder.  Gardner Denver agrees that the representations and warranties
- -----------
expressly made by Noramptco and the Stockholder in Section 4 of this
Agreement (as such representations and warranties are modified by the
Schedules hereto and may be modified pursuant to the provisions of Section
8(a) and
subsection (b) below) are the only representations and warranties Noramptco and the Stockholder have made or shall be construed to having made to Gardner Denver in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Gardner Denver agrees that neither the Stockholder nor any representative thereof has made any representation or warranty with respect to future results of operations or future financial condition of Noramptco or any of the Noramptco Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed by Gardner Denver that neither Noramptco, the Stockholder nor any other party to this Agreement is making any representation or warranty hereunder or otherwise concerning compliance with or related to Environmental Laws, pending or threatened proceedings related to Environmental Laws, the disposal or release of Materials of Environmental Concern or any other environmental matter involving Noramptco, any of the Noramptco Subsidiaries or their respective businesses or assets, except as expressly set forth in Section 4(m) of this Agreement, provided that nothing contained in this Section 16(a) is intended or shall be deemed to preclude the application of Section 8(a) of this Agreement insofar as it relates to Update Notices and the related process in respect thereto in appropriate circumstances, including any such circumstances that may arise from environmental matters.
      (b)  Gardner Denver's Knowledge.  Gardner Denver hereby agrees that, if
           --------------------------
the Closing occurs, and Gardner Denver had knowledge prior to the Closing that any representation or warranty of Noramptco or the Stockholder made in this Agreement had been breached, any such representation or warranty by Noramptco or the Stockholder shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Gardner Denver.

      (c)  Access to Information.  For a period of five years from the
           ---------------------
Closing Date, Gardner Denver shall, during normal business hours, upon reasonable notice and without undue interruption, provide the Stockholder and his representatives (including, without limitation, counsel and independent auditors), at the sole expense of the Stockholder, with full access to the facilities of Noramptco, each of the Noramptco Subsidiaries and Lamcor and to all information, files, documents and records (written and computer), wherever located, relating to Noramptco, each of the Noramptco Subsidiaries and Lamcor or any of their businesses or operations for any and all periods through the Closing Date which the Stockholder requires with respect to any reasonable business purpose and shall (and shall cause each of Noramptco, the Noramptco Subsidiaries and Lamcor to) render such assistance to the
Stockholder and such representatives as they reasonably request, provided that nothing herein shall be deemed to obligate Gardner Denver to retain facilities of Noramptco, Noramptco Subsidiaries or Lamcor for any period following the Closing Date.
      (d)  Covenant Not to Assert Claims.  Gardner Denver (on behalf of
           -----------------------------
itself and its affiliates) hereby covenants and agrees that it and they will not, at any time from and after the Closing Date, assert any Environmental Claim (as hereinafter defined) or otherwise commence any proceeding involving an Environmental Claim against the Stockholder (or any of his affiliates) or any other selling stockholder under this Agreement, pursuant to Environmental Laws or otherwise, provided that this provision shall not preclude Gardner Denver from making any claim under Section 11 of this Agreement in the event of the intentional untruthfulness of any representation and warranty made by Noramptco or the Stockholder in this Agreement.
      For purposes hereof "Environmental Claim" means any claim by any person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any past, present or future (i) generation, treatment, storage, transportation or recycling of any Materials of Environmental Concern or presence, release, discharge, disposal or emission into the environment of any Materials of Environmental Concern at the premises or any former premises of Noramptco or any of the Noramptco Subsidiaries or
(ii) violation, or alleged violation, of any Environmental Laws in connection with the business of Noramptco or any of the Noramptco Subsidiaries.
      For purposes hereof "Environmental Laws" means all applicable federal, state, local and foreign laws, rules and regulations relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health from environmental hazards, including laws and regulations relating to omissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
      For purposes hereof "Materials of Environmental Concern" means chemicals, pollutants, compounds, contaminants, wastes, toxic substances, hazardous materials, hazardous substances, petroleum and petroleum products, in each case, which are listed under any Environmental Laws as "toxic" or "hazardous" or potentially "toxic" or "hazardous" or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Laws.
      (e)  Expenses.  Subject to Section 2 hereof, each of the parties hereto
           --------
shall bear his or
its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including, without limitation, legal and accounting fees.
      (f)  Notices.  All notices and other communications given or made in
           -------
connection with this transaction shall be in writing and shall be delivered personally or sent by first-class United States mail, postage prepaid, or sent by facsimile transmission to the Stockholder at 21 A Stanhope Mews
South, London SW7 4TF, England, with a copy (which shall constitute part of the required notice) to Haythe & Curley, 237 Park Avenue, New York, New York 10017 (facsimile no. (212) 682-0200), Attention: Thomas M. Haythe, Esq.; to Gardner Denver at 1800 Gardner Expressway, Quincy, Illinois 62301 (facsimile
No.: 217/228-8260), Attention: Ross Centanni; to Noramptco at 1 Lamson
Street, Syracuse, New York 13206; and to all other stockholders of Lamson Europe S.A. at the respective addresses last appearing in the stock records of such entity.
      (g)  Entire Agreement.  This Agreement, together with the related
           ----------------
schedules and exhibits and the agreements dated September 18, 1995 among Gardner Denver, Noramptco and Roy F. Weston, Inc., constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and shall not be modified except by an instrument in writing executed by the parties hereto. Nothing in this Agreement is intended to confer upon any other person or entity, including without limitation any employees of Noramptco, any Noramptco Subsidiary or Lamcor, any rights or remedies under or by reason of this Agreement.
      (h)  Counterparts.  This Agreement may be executed in more than one
           ------------
counterpart (including by telecopy), each of which shall be deemed an original but all of which together shall constitute one and the same document.

      (i)  Binding Effect.  This Agreement shall be binding upon and inure to
           --------------
the benefit of the respective parties hereto and their heirs, executors, administrators, successors and assigns.
      (j)  Governing Law.  The validity, interpretation and effect of this
           -------------
Agreement shall be governed by the laws of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.
      (k)  Name.  It is understood and agreed that (i) concurrently with the
           ----
Closing, Noramptco will amend its Certificate of Incorporation to change its name to one which will not include "Noramptco" and (ii) the Stockholder will retain all right, title and interest in and to the name "Noramptco," except that Gardner Denver shall be permitted to use existing supplies of business literature containing the "Noramptco" name for up to two years after the Closing.
      (l)  Split Dollar Insurance.  It is understood and agreed that, on or
           ----------------------
prior to September 30, 1996, at the election of the Stockholder, the Stockholder may cancel the Split Dollar Agreements dated March 15, 1988 (as assigned to the Stockholder by Absolute Assignment dated October 9, 1991 and Assignment and Assumption Agreements dated October 9, 1991) in respect of insurance policies nos. 2058248 or 2058258 on the life of the Stockholder issued by the National Life Insurance Company of Montpelier, Vermont, all with the effect set forth in the termination provisions, Sections VIII and IX, respectively, of the applicable Split Dollar Agreements. In such event, Gardner Denver agrees to cause Noramptco to promptly take the actions specified in such Sections and to otherwise take such actions as shall be requested by the Stockholder to effect the termination of the Split Dollar Agreements and the release by Noramptco of the collateral assignments of the insurance policies which are the subject thereof.

Gardner Denver agrees to cause Noramptco not to cancel unilaterally either of said Split Dollar Agreements prior to September 30, 1996.
      (m)  Termination of Employment Agreement.  Notwithstanding anything to
           -----------------------------------
the contrary contained in that certain Employment Agreement by and between the Stockholder and Lamcor to be executed and delivered at the Closing pursuant to Section 3 hereof, in addition to the provisions contained in
Section 4 of such Employment Agreement, the Stockholder specifically acknowledges and agrees that the Employment Agreement may be terminated by written notice by Lamcor to the Stockholder (which termination will be for "Cause" for purposes of such Employment Agreement) if the Stockholder violates in any material respect Sections 11, 12 or 15 of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first above written.

GARDNER DENVER
  MACHINERY INC.

By  /s/ Ross J. Centanni               /s/ Jacques Lepage
   -------------------------------     ----------------------------------------
Name: Ross J. Centanni                 Jacques Lepage
     -----------------------------
Title: President & CEO
      ----------------------------
                                       /s/ S. R. Lepage
                                       ----------------------------------------
                                       Suzanne Lepage
NORAMPTCO, INC.
                                       /s/ Anne Lepage
                                       ----------------------------------------
By /s/ Jacques Lepage                  Anne Lepage
  --------------------------------
Name: Jacques Lepage
     -----------------------------
Title: Chairman of the Board           /s/ A. Lepage
      ----------------------------     ----------------------------------------
                                       Arthur Lepage